                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           Sierra Pacific Resources
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                   [LETTERHEAD OF SIERRA PACIFIC RESOURCES]


Malyn K. Malquist
Chairman of the Board, President
and Chief Executive Officer                       March 31, 1999



To Our Stockholders:

  On behalf of the Board of Directors, I am pleased to invite you to attend the 1999 Annual Meeting of the Stockholders of Sierra Pacific Resources, which will be held at 10:00 a.m., local time, on Monday, May 17, 1999, at the Reno-Sparks Convention Center, 4590 South Virginia Street, Reno, Nevada. The formal notice of the Annual Meeting is set forth on the next page.

  The matters to be acted upon at the meeting are described in the attached Proxy Solicitation Statement. During the meeting, you and other stockholders will have the opportunity to ask questions and comment on the Company's operations. Directors, officers, and other employees of the Company will be made available to visit with you before and after the formal meeting to answer whatever questions you may have. In addition to the matters set forth herein, we will also discuss 1998 financial results and our strategic plan for meeting the challenges and seizing the opportunities made available from the profound changes taking place in our industry. Refreshments will be available at the conclusion of the meeting.

  Your views and opinions are very important to the Company. Whether or not you are able to be present at the Annual Meeting, we would appreciate it if you would please review the enclosed Annual Report and Proxy Solicitation Statement. Regardless of the number of shares you own, please execute your proxy card and promptly return it to us in the postpaid envelope.

  We greatly appreciate the interest expressed by our stockholders, and we are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

                                              Sincerely,

                                              /s/ Malyn K. Malquist

                            SIERRA PACIFIC RESOURCES
                                 6100 Neil Road
                               Reno, Nevada 89511

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1999
                               -----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Pacific Resources will be held at the Reno-Sparks Convention Center, 4590 South Virginia, Reno, Nevada, on Monday, May 17, 1999, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

     (1) To elect three members of the Board of Directors to serve until the Annual Meeting in 2002, or until their successors are elected and qualified.

     (2) To transact such other business as may properly come before the meeting, and any or all adjournments thereof;

all as set forth in the Proxy Statement accompanying this notice.

  Only holders of record of Common Stock at the close of business on March 15, 1999, will be entitled to vote at the meeting, and any or all adjournments thereof. The transfer books will not be closed.

  Your continued interest as a stockholder in the affairs of your Company, its growth and development is greatly appreciated by the directors, officers and employees who serve you.

                                         By Order of the Board of Directors

                                         WILLIAM E. PETERSON
                                         Secretary

DATED:  March 31, 1999

IF YOU ARE A HOLDER OF COMMON STOCK OF THE COMPANY AND DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, IT WILL BE HELPFUL TO US IF YOU WILL READ THE ACCOMPANYING PROXY STATEMENT, THEN MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, AS EARLY AS POSSIBLE.

We thank you for your cooperation.

MAILING ADDRESS:
  P. O. Box 30150
  Reno, Nevada 89520

                           SIERRA PACIFIC RESOURCES
                                 6100 Neil Road
                              Reno, Nevada   89511

                                PROXY STATEMENT
                                ----------------
                                    General

  This proxy statement is furnished to the holders of Common Stock of Sierra Pacific Resources (hereinafter referred to as the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held on Monday, May 17, 1999. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Every properly signed proxy will be voted.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised at the meeting, by written notice to the Secretary of the Company, by sending a later dated proxy, or by revoking it in person at the meeting.

  The Company will bear the cost of solicitation of proxies by management, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Common Stock. In addition to the use of mail, proxies may be solicited by personal interview, by telephone, by telegraph or electronic wireless medium, or by certain employees without compensation. Beacon Hill Partners, Inc., will assist in the solicitation of proxies at an estimated cost of $4,000. The approximate date on which this proxy statement and the enclosed proxy will first be sent to stockholders is March 31, 1999.


                      STOCK OUTSTANDING AND VOTING RIGHTS

  Only holders of Common Stock of record on the stock transfer books of the Company at the close of business on March 15, 1999 (the "record date") will be entitled to vote at the meeting. There were 31,009,364 shares of Common Stock outstanding on the record date. Each share of Common Stock is entitled to one vote and a fraction of a share is entitled to the appropriate fraction of a share vote. Under the Company's By-Laws, a majority of the shares issued and outstanding and entitled to vote will constitute a quorum, and a majority of the voting power of shares represented at the meeting will be sufficient to elect Directors. Abstentions and broker non-votes will be counted for purposes of determining a quorum and the number of shares which will constitute a majority of the voting power represented at the meeting. Since a majority of the voting power represented at the meeting is required to approve most proposals, and to elect directors, abstentions and non-votes will have the practical effect of a vote against a proposal.


                             ELECTION OF DIRECTORS

  All Directors elected at the meeting will serve a three-year term ending at the Annual Meeting in 2002, or until their successors are elected and qualified, or on the closing date of the merger between Sierra Pacific Resources, Sierra Pacific Power Company and Nevada Power Company, whichever occurs first. The shares represented by the enclosed proxy will be voted to elect the three Nominees unless such authority has been withheld. If any Nominee becomes unavailable for any reason, which is not anticipated, the shares represented by the enclosed proxy may be voted for such other persons as may be selected by the Board of Directors of the Company.

  The following information is furnished with respect to each Nominee for election as a Director and for each Director whose term of office will continue after the meeting.


                                                            Principal Occupation                         Director
Name of Director                                             During Last 5 Years                          Since
and Nominee                   Age
-----------------------------------------------------------------------------------------------------------------------

NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING IN 2002

Krestine M. Corbin           61        President and Chief Executive Officer of Sierra Machinery          1989
                                       Incorporated since 1984 and a director of that Company since
                                       1980. She also serves on the Twelfth Federal Reserve Bank
                                       District Board.

Theodore J. Day              49        Senior Partner, Hale Day Gallagher Co., a real estate              1987
                                       brokerage and investment company.


Dennis E. Wheeler            56        Chairman of the Board, President and Chief Executive Officer       1990
                                       of Coeur d'Alene Mines Corporation since 1986.





                                                            Principal Occupation                           Director
Name of Director             Age                             During Last 5 Years                             Since

----------------------------------------------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 2000

Edward P. Bliss              66        Consultant, Scudder Kemper Investment Co.; Retired Partner,        1990
                                       Loomis, Sayles & Co., Inc., an investment counsel firm in
                                       Boston, Massachusetts.  He is also a director of Seaboard Oil
                                       Company of Midland, Texas.

Harold P. Dayton             76        Retired since 1985; formerly President of Dayton's Furniture,      1984
                                       Inc. Mr. Dayton has been a director of SPPC since 1967.

Robert B. Whittington        71        Retired newspaper executive; former President, Gannett West        1985
                                       Newspaper Group and Director, Gannett Co., Inc.; former
                                       publisher, Reno Evening Gazette and Nevada State Journal.


                                                            Principal Occupation                         Director Since
Name of Director              Age                            During Last 5 Years
-----------------------------------------------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 2001
James R. Donnelley          63         Vice Chairman of the Board of R.R. Donnelley & Sons Company         1987
                                       since July 1990. He has been a director of that company since
                                       1976.  He is also a director of Pacific Magazines & Printing
                                       Limited and Chairman of the Board of National Merit
                                       Scholarship Corporation.

Richard N. Fulstone         71         President and General Manager of R.N. Fulstone Company since        1986
                                       1957 and President and General Manager of F.M. Fulstone, Inc.,
                                       since 1982 (both companies engage in farming, cattle ranching, and investments).

Malyn K. Malquist           46         In the first quarter of 1998, Mr. Malquist was elected              1998
                                       Chairman, President & CEO of the Company and its wholly owned subsidiary, Sierra Pacific Power Company (SPPC).  In 1996, he
                                       was named Senior Vice President, Distribution Services
                                       Business Group, and Principal Operations Officer.  He served as Senior Vice President and Chief Financial Officer of the
                                       Company from 1994 to 1996.  Prior to joining the company, he was with San Diego Gas & Electric where he was Treasurer in
                                       1990 and Vice President in 1993.

James L. Murphy             70         Certified public accountant and retired partner of and              1992
                                       consultant to Grant Thornton, L.L.P., an international
                                       accounting and management consulting firm.  He is owner,
                                       independent trustee and general manager of several real estate development projects and numerous rental properties.  He is also a retired Colonel of the United States Air Force Reserve.


   All Directors of Sierra Pacific Resources are Directors of its wholly owned subsidiary, Sierra Pacific Power Company. Of the other wholly owned subsidiaries, Messrs. Malquist and Murphy are Directors of Lands of Sierra, Inc.; Messrs. Dayton and Malquist are Directors of Sierra Gas Holdings Company; Messrs. Day and Malquist are Directors of Tuscarora Gas Pipeline Company; and Messrs. Malquist and Fulstone are Directors of Sierra Water Development Company. Mr. Malquist is also a Director of Tuscarora Gas Operating Company, Pinon Pine Corp., and Pinon Pine Investment Co. In addition, Dr. Ronald K. Remington, President of Great Basin College, is a Director of Sierra Pacific Power Company.

                            DIRECTOR'S COMPENSATION

   Each non-employee Director is paid an annual retainer of $30,000. In keeping with the Board's policy to tie management and director compensation to overall Company performance and to increase Director share ownership, on February 12, 1996, the Board amended the Non-Employee Director Stock Plan ("Plan") to require that a minimum of $20,000 of the annual retainer be paid in Company Stock.
Under other provisions of the Plan, several non-employee Directors elected to receive more Company Stock than the required minimum. This requirement, adopted by an amendment to the Plan in 1996, increased the minimum amount of the annual retainer Directors must take in Company Stock to 66-2/3%. It also insures that all Directors will have a minimum of $100,000 worth of Company Stock after five years of service. This Plan amendment along with the elimination of the Director Retirement Plan (described below) in 1996 insures that all Directors will always maintain a very substantial shareholder investment in the Company. Non-employee Directors of the Company, its subsidiaries, and members of Board committees are paid $1200 for each Board or Committee meeting attended, not to exceed two meeting fees per day regardless of the number of meetings attended. Directors also receive a full meeting fee or partial meeting fee (depending on distance) for travel to attend meetings away from the Director's home. In consideration for their additional responsibility and time commitments, non-employee Directors serving as Committee Chairpersons are also paid an additional $1,000 quarterly.

   The Company's Retirement Plan for Outside Directors, adopted March 6, 1987, was terminated on June 25, 1996. The actuarial value of the vested benefit as of May 20, 1996, for each Director, was converted into "phantom stock" of the Company at its fair market value on May 20, 1996. The "phantom stock" is held in an account to be paid at the time of the Director's departure from the Board. All "phantom stock" earns dividends at the same rate as listed stock from the date of conversion and is deemed reinvested in additional shares of such stock.


                          BOARD AND COMMITTEE MEETINGS

   The Board of Directors maintains the following standing committees: Audit, Compensation and Organization, and Planning and Finance. The Company's wholly owned subsidiary, Sierra Pacific Power Company, maintains a Pension Committee, which oversees the pension and benefits program for all affiliates, and an Environmental Committee. The Board also establishes ad hoc committees for specific projects when required.

   The Audit Committee was established in 1972 to review and confer with the Company's independent auditors and to review the Company's internal auditing program and procedures to ensure that its operations are in compliance with applicable laws, regulations and Company policies. The Directors presently serving on the Audit Committee are Ms. Corbin (Chair) and Messrs. Dayton, Bliss, Murphy and Wheeler. The Audit Committee met three times in 1998.

   The Compensation and Organization Committee was formed in 1991 to assume the duties and responsibilities of the previous Personnel & Organization Committee. Among its other duties, this Committee considers nominations to the Board of Directors as recommended by stockholders or others. To be considered, nominations must be submitted in writing to the Committee in care of the Secretary of the Company. This Committee also reviews Director and executive performance, recommends appointments to Board Committees and reviews and recommends to the Board any changes in directors' fees or compensation adjustments for all officers and executives of the Company. Directors presently serving on the Compensation and Organization Committee are Messrs. Day, Dayton, Donnelley (Chair), Fulstone, and Whittington. The Committee met four times in 1998.

   The Planning and Finance Committee was formed in October 1992 to assume the duties and responsibilities of the previously separate Finance and Planning Committees. This Committee reviews and recommends to the Board the long-range goals of the parent and subsidiary Companies, and the type and amount of financing necessary to meet these goals. Ms. Corbin and Messrs. Donnelley, Fulstone,

Murphy, and Wheeler (Chair) presently serve on this Committee. The Planning and Finance Committee met three times in 1998.

   The Environmental Committee was formed in 1992 to assist the Board of Directors in overseeing the Company's environmental policy and performance and to provide guidance to executive management on environmental issues. Messrs. Dayton, Fulstone, Remington (Chair), and Wheeler presently serve on this Committee. The Committee met two times in 1998.

   The Pension Committee was formed to oversee the Company's pension and 401K benefit programs, to appoint, discharge and monitor plan money managers; and to review and discharge the fiduciary duties delegated to the Committee under the Company's benefit plans. Messrs. Bliss, Day, Murphy (Chair), and Whittington presently serve on this Committee. The Committee met two times in 1998.

   There were four regularly scheduled and nine special meetings of the Board of Directors held during 1998. The aggregate meeting attendance of all members of the Board was 95% for Board and Committee meetings.

                           SUMMARY COMPENSATION TABLE

   The following table sets forth information about the compensation of each Chief Executive Officer that served in that position during 1998, and each of the four most highly compensated officers for services in all capacities to the Company and its subsidiaries.


                                                                            Long-Term Compensation
                                                                   ----------------------------------------
                                       Annual Compensation                    Awards               Payouts
                               ----------------------------------  -----------------------------  ---------
                                                                                   Securities
                                                          Other                      Under-
                                                          Annual     Restricted       lying
     Name and                                            Compen-        Stock       Options/        LTIP       All Other
     Principal                   Salary       Bonus       sation       Awards         SARS        Payouts     Compensation
     Position          Year        ($)         ($)         ($)           ($)           (#)          ($)           ($)
        (a)             (b)        (c)        (d)(2)      (e)(3)         (f)           (g)         (h)(4)        (i)(5)
-----------------------------------------------------------------------------------------------------------------------------

Walter M. Higgins (1)   1998      63,234           0            0             0             0           0          703
Chairman,               1997     361,497           0        6,020             0        30,000           0       47,175
President and Chief     1996     334,231     219,869            0             0         9,594     181,193       35,054
Executive Officer

Malyn K. Malquist (1)   1998     292,960     180,900       16,486             0        61,000      85,184       15,805
Chairman,               1997     212,803      92,198        2,052             0        14,000     101,192       15,279
President and Chief     1996     194,077      95,335            0             0         3,504      51,770        9,380
Executive Officer

William E. Peterson     1998     199,385      71,503       18,918             0         9,000      85,184       29,939
Senior Vice             1997     207,757      78,184       17,412             0        10,000     101,192       29,488
President, General      1996     191,923      85,445        3,417             0         3,504      70,508       20,982
Counsel and
Corporate Secretary

Mark A. Ruelle          1998     192,116      72,843       12,342             0         9,000      50,108        8,974
Senior Vice             1997     143,308      65,269        3,808             0         8,384           0       77,329
President, Chief        1996           0           0            0             0             0           0            0
Financial Officer
and Treasurer

Mary Jane L. Willier    1998     159,923      51,975       10,950             0         5,500      26,868        6,122
Vice President,         1997     135,577      46,027        3.606             0         6,000           0       72,377
Human Resources         1996           0           0            0             0             0           0            0
Sierra Pacific
Power Company

Randy G. Harris         1998     155,769      56,454       10,788             0         5,500      29,063        5,893
Vice President,         1997     135,328      45,916        2,657             0         6,000           0        4,672
Energy Marketing        1996     100,731      22,424        5,647             0             0           0        4,112
Services Business
Group Sierra Pacific
Power Company

-----------------------------------------------------------------------------------------------------------------------------

Notes:
(1) Mr. Higgins resigned from his position of Chairman, President and Chief Executive Officer on January 14, 1998. Mr. Malquist was named President and Chief Executive Officer on January 14, 1998.
(2) Amounts represent incentive pay received pursuant to SPR's "pay for performance" team incentive plan implemented by management in conjunction with the Long-Term Incentive Plan approved by shareholders in May 1994.
(3) No perquisites in the aggregate exceeded the lesser of $50,000 or 10% of salary and bonus for any named executive. Accordingly, no amount for perquisites have been reported.

(4) Long-term incentive payout relates to performance share payout for the three-year period January 1, 1996, to December 31, 1998.
(5) Amounts for All Other Compensation include the following for 1998:

    . Company contributions under the 401(k) deferred compensation plan for all administrative employees, and the executive officers and directors, pursuant to which the Company matches 50% of each executive officer's deferral up to 6% of salary. In 1998, the Company matching amount was $4,800 each for Messrs. Malquist, Peterson, Ruelle, and Harris, and Ms. Willier.
    . Company contributions to its nonqualified deferred compensation plan for Messrs. Malquist and Peterson were $9,312 and $23,157. The additional income on earnings contributed by Messrs. Higgins, Malquist, and Peterson which was in excess of 120% of the federal rate were $481, $121, and $301.
    . Imputed income on group term life insurance premiums paid by the Company for Messrs. Higgins, Malquist, Peterson, Ruelle and Harris and Ms. Willier was $222, $707, $855, $186, $365 and $628.
    . Insurance premiums paid for executive term life policies for Messrs. Malquist, Peterson, Ruelle, and Harris and Ms. Willier were $865, $826, $271, $728 and $694.
    . Mr. Ruelle received a payment of $3,717 from the Company for moving expenses.

                   OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES
                     FOR DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

Voting Stock

     So far as the Company knows, no person, firm or corporation owned beneficially more than 5% of the shares of Common Stock outstanding on the record date.

     The table below sets forth the shares of Sierra Pacific Resources Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer, and the four other most highly compensated executive officers. No director, nominee for director or executive officer owns, nor do the directors and executive officers as a group own, in excess of one percent of the outstanding Common Stock of the Company. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

                                                          Shares
                                                       Beneficially                      Percent of Total Shares
                                                  Owned as of March 10,                     Outstanding as of
     Name of Director or Nominee                           1999                              March 10, 1999
--------------------------------------         -------------------------         ------------------------------------

Edward P. Bliss                                          14,419
Krestine M. Corbin                                       10,172
Theodore J. Day                                          20,613
Harold P. Dayton, Jr.                                    12,583
James R. Donnelley                                       18,840                     No director or nominee
Richard N. Fulstone                                      14,845                     for director owns in excess
Walter M. Higgins (1)                                       100                     of one percent.
Malyn K. Malquist                                        43,243
James L. Murphy                                          10,318
Dennis E. Wheeler                                         9,250
Robert B. Whittington                                    13,214
                                               -------------------------
                                                        167,597
                                               =========================

                                                           Shares
                                                        Beneficially                       Percent of Total Shares
                                                        Owned as of                           Outstanding as of
          Executive Officers                           March 10, 1999                          March 10, 1999
---------------------------------------         -------------------------          ------------------------------------

Walter M. Higgins                                           100
Malyn K. Malquist                                        43,243
William E. Peterson                                      22,451                       No executive officer owns
Mark A. Ruelle                                           10,022                       in excess of one percent.
Mary Jane L. Willier                                      6,318
Randy G. Harris                                           8,803
                                                         90,937
                                                =========================
All directors and executive officers
 as a group (a)(b)(c)                                    245,954
                                                =========================
---------------------------------------

(1) Mr. Higgins resigned from his position of Chairman, President and Chief Executive Officer on January 14, 1998.
(a) Includes shares acquired through participation in the Employee Stock Purchase Plan and/or 401(k) Plan.
(b) The number of shares beneficially owned includes shares which the Executive Officers currently have the right to acquire pursuant to stock options granted under the Executive Long-Term Incentive Plan. Shares beneficially owned pursuant to stock options granted to Messrs. Higgins, Malquist, Peterson, Ruelle, and Harris, and Ms. Willier, and all directors and executive officers as a group are -0-, 37,915, 18,913, 8,589, 5,833, 5,833, and 98,241 shares, respectively. Shares beneficially owned as a result of performance shares earned by Messrs. Higgins, Malquist, Peterson, Ruelle, and Harris, and Ms. Willier, and all officers as a group are 1,156, 592, 494, 259, 400, and 1,965, respectively.
(c) Included in the shares beneficially owned by the Directors are 71,737 shares of "phantom stock" representing the actuarial value of the Directors' vested benefits in the terminated Retirement Plan for Outside Directors. The "phantom stock" is held in an account to be paid at the time of the Director's departure from the Board in either cash or stock.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options to the named executive officers of Sierra Pacific Resources in 1998. Pursuant to Securities and Exchange Commission (the "SEC") rules, the table also shows the present value of the grant at the date of grant. The exercise price of all options is the market value of the stock as listed on the New York Stock Exchange at the time the options are granted.

-----------------------------------------------------------------------------------------------------------
                                  Individual Grants (1)
---------------------------------------------------------------------------------------------
                                            Percent of Total
                             Number of        Options/SARS
                            Securities         Granted to        Exercise                           Grant
                            underlying         Employees          of Base                           Date
                           Options/SARS        in Fiscal           Price        Expiration         Present
        Name                  Granted             Year            ($/Sh)           Date             Value
         (a)                    (b)               (c)               (d)             (e)             (f)(2)
-----------------------------------------------------------------------------------------------------------

Walter M. Higgins                    0             0.0              35.90          1/1/08                 0
Malyn K. Malquist               61,000            48.6              35.90          1/1/08           275,110
William E. Peterson              9,000             7.2              35.90          1/1/08            40,590
Mark A. Ruelle                   9,000             7.2              35.90          1/1/08            40,590
Mary Jane L. Willier             5,500             4.4              35.90          1/1/08            24,805
Randy G. Harris                  5,500             4.4              35.90          1/1/08            24,805
-----------------------------------------------------------------------------------------------------------

(1) Under the Executive Long-Term Incentive Plan, the grants of nonqualifying stock options were made on January 1, 1998. One third of these grants vest annually commencing one year after the date of the grant.
(2) The hypothetical grant date present values are calculated under a modified Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. The assumptions used in determining the option grant date present value listed above include the stock's expected volatility (13.2%), risk free rate of return (5.81%), projected dividend yield (4.7%), the stock option term (10 years), and an adjustment for risk of forfeiture during the vesting period (three years at 3%).

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table provides information as to the value of the options held by the named executive officers at year-end measured in terms of the closing price of Sierra Pacific Resources common stock on December 31, 1998.


----------------------------------------------------------------------------------------------------------------------
                                                                         Number of Securities            Dollar
                                                                              Underlying          Value of Unexercised
                                                                              Unexercised             in-the-Money
                                                                            Options/SARS at         Options/SARS at
                                                                            Fiscal Year-End         Fiscal Year-End
                                Shares Acquired                              Exercisable/             Exercisable/
            Name                  on Exercise         Value Realized         Unexercisable           Unexercisable
            (a)                       (b)                  (c)                    (d)                    (e)(1)
----------------------------------------------------------------------------------------------------------------------

Walter M. Higgins                     16,402              161,942                0  /      0             0/       0
Malyn K. Malquist                          0                    0           12,915  / 72,581       187,390/ 251,220
William E. Peterson                        0                    0           12,579  / 17,914       192,504/ 117,354
Mark A. Ruelle                             0                    0            2,795  / 14,589        25,851/  70,601
Mary Jane L. Willier                       0                    0            2,000  /  9,500        18,500/  48,550
Randy G. Harris                            0                    0            2,000  /  9,500        18,500/  48,550
----------------------------------------------------------------------------------------------------------------------

(1)   Pre-tax gain.   Value of in-the-money options based on December 31, 1998
      closing trading price of $38.00 less the option exercise price.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                              IN LAST FISCAL YEAR

     The Executive Long-Term Incentive Plan (LTIP) provides for the granting of stock options (both nonqualified and qualified), stock appreciation rights
(SARs), restricted stock performance units, performance shares and bonus stock to participating employees as an incentive for outstanding performance. Incentive compensation is based on the achievement of pre-established financial goals for the Company. Goals were established for customer satisfaction, total shareholder return (TSR) compared against the Dow Jones Utility Index and annual growth in earnings per share (EPS).

     The following table provides information as to the performance shares granted to the named executive officers of Sierra Pacific Resources in 1998. Nonqualifying stock options granted to the named executives as part of the LTIP are shown in the table "Option/SAR Grants in Last Fiscal Year."





-----------------------------------------------------------------------------------------------------------
                                                               Estimated Future Payouts Under Non-Stock
                                                                          Price-Based Plans
                                                          -------------------------------------------------
                                         Performance
                         Number of         or Other
                       Shares, Units     Period Until
                          or Other      Maturation or       Threshold         Target            Maximum
        Name               Rights           Payout              $                $                 $
        (a)                 (b)              (c)             (d) (1)          (e) (2)           (f) (3)
-----------------------------------------------------------------------------------------------------------
Walter M. Higgins                  0       3 years                    0               0                   0
Malyn K. Malquist              4,500       3 years               80,775         161,550             282,713
William E. Peterson            1,300       3 years               23,335          46,670              81,673
Mark A. Ruelle                 1,300       3 years               23,335          46,670              81,673
Mary Jane L. Willier             800       3 years               14,360          28,720              50,260
Randy G. Harris                  800       3 years               14,360          28,720              50,260
-----------------------------------------------------------------------------------------------------------


(1) The threshold represents the level of TSR and EPS achieved during the cycle which represents minimum acceptable performance and which, if attained, results in payment of 50% of the target award. Performance below the minimum acceptable level results in no award earned.
(2) The target represents the level of TSR and EPS achieved during the cycle which indicates excellent performance and which, if attained, results in payment of 100% of the target award.
(3) The maximum represents the maximum payout possible under the plan and a level of TSR and EPS indicative of outstanding performance which, if attained, results in a payment of 175% of the target award.

   All levels of awards are made with reference to the price of each performance share at the time of the grant.

                                 PENSION PLANS

     The following table shows annual benefits payable on retirement at normal retirement age 65 to elected officers under the Company's defined benefit plans based on various levels of remuneration and years of service which may exist at the time of retirement.



Highest Average               Annual Benefits for Years of Service Indicated
Five-Years                 -------------------------------------------------------
Remuneration                  15 Years   20 Years   25 Years   30 Years   35 Years
-----------------          -------------------------------------------------------
     $ 60,000                 $ 27,000   $ 31,500   $ 36,000   $ 36,000   $ 36,000
     $120,000                 $ 54,000   $ 63,000   $ 72,000   $ 72,000   $ 72,000
     $180,000                 $ 81,000   $ 94,500   $108,000   $108,000   $108,000
     $240,000                 $108,000   $126,000   $144,000   $144,000   $144,000
     $300,000                 $135,000   $157,500   $180,000   $180,000   $180,000
     $360,000                 $162,000   $189,000   $216,000   $216,000   $216,000
     $420,000                 $189,000   $220,500   $252,000   $252,000   $252,000
     $480,000                 $216,000   $252,000   $288,000   $288,000   $288,000
     $540,000                 $243,000   $283,500   $324,000   $324,000   $324,000
     $600,000                 $270,000   $315,000   $360,000   $360,000   $360,000
     $660,000                 $297,000   $346,500   $396,000   $396,000   $396,000
     $720,000                 $324,000   $378,000   $432,000   $432,000   $432,000


     The Company's noncontributory Retirement Plan provides retirement benefits to eligible employees upon retirement at a specified age. Annual benefits payable are determined by a formula based on years of service and final average earnings consisting of base salary and incentive compensation. Remuneration for the named executives is the amount shown under "Salary" and "Incentive Pay" in the Summary Compensation Table. Pension costs of the Retirement Plan to which the Company contributes 100% of the funding are not and cannot be readily allocated to individual employees and are not subject to Social Security or other offsets.

     Years of credited service under the qualified plan for Messrs. Malquist, Peterson, Ruelle, and Harris and Ms. Willier are 4.6, 10.8, .8, 23.6, and .9, respectively.

     A supplemental executive retirement plan (SERP) and an excess plan are also offered to the named executive officers. The SERP is intended to ensure the payment of a competitive level of retirement income to attract, retain and motivate selected executives. The excess plan is intended to provide benefits to executive officers whose pension benefits under the Company's retirement plan are limited by law to certain maximum amounts.

     In addition, the Company has entered into an agreement with Mr. Peterson crediting him with four years of service for prior years service with his previous employer, most of which was dedicated to performing legal services for SPR and SPPC, and an additional one-half year credit for each year of service with the Company for the first ten years of his employment.

                               PERFORMANCE GRAPH

     The line graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors (S&P) Composite-500 Index and the Dow Jones Utilities Index for a five-year period commencing December 31, 1993, and ending December 31, 1998.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG SIERRA PACIFIC RESOURCES, THE S & P 500 INDEX
                       AND THE DOW JONES UTILITIES INDEX



                             [GRAPH APPEARS HERE]


---------------------------------------------------------------------------------------------------------------------------
                                             12/31/93      12/31/94      12/31/95      12/31/96      12/31/98      12/31/98
---------------------------------------------------------------------------------------------------------------------------
SIERRA PACIFIC RESOURCES                     $ 100         $  97         $ 127         $ 164         $ 223         $ 234
---------------------------------------------------------------------------------------------------------------------------
STANDARD & POORS 500                         $ 100         $ 101         $ 139         $ 171         $ 229         $ 294
---------------------------------------------------------------------------------------------------------------------------
DOW JONES UTILITIES                          $ 100         $  85         $ 112         $ 122         $ 150         $ 178
---------------------------------------------------------------------------------------------------------------------------

*$100 invested on 12/31/93 in stock or index, including reinvestment of dividends.  Fiscal year ending December 31.
---------------------------------------------------------------------------------------------------------------------------

                  REPORT OF THE COMPENSATION AND ORGANIZATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

To the Stockholders:

     In 1994, Sierra Pacific Resources directors and shareholders approved a compensation plan designed to tie executive pay to the Company's overall performance as well as to their own achievements as individuals. 1998 marked the fifth consecutive year of improved results, once again demonstrating that the plan has been and continues to be a success. To review, the guiding principles of the pay-for-performance plan are:

    . To encourage executive involvement in creating long-term shareholder value by emphasizing the executive's ownership of Company Stock.
    . To tie cash awards to specific goals set for the Company, the executive's business unit, and the individual.
    . To make improved customer satisfaction, as measured by outside surveys, a specific element of the performance program.
    . To tie compensation to both annual and long-term strategic plans.
    . To be able to attract and retain executives of the high caliber vital to long-term Company success.
    . To relate base pay to industry standards but to require superior performance in order to receive payouts above those standards.

     To reach these goals, the program sets base salaries for executives at industry medians and provides executives with the opportunity to achieve above-median levels with additional "at risk" compensation, which is awarded on the condition that goals designed to increase shareholder value are satisfied or exceeded. In 1998, the "at risk" portion of annual cash compensation for the executive staff (except for the CEO) was targeted at 25% to 35% of base pay (industry standard pay), based on meeting or surpassing pre-determined Company-wide goals for financial performance and customer satisfaction, and separate goals applicable to the individual lines of business. The Company and lines of business goals account for 75% of the annual cash incentive. Individual performance, judged by the chief executive officer, affects the remaining 25%. The expectation is that total cash compensation will exceed the competitive market in good performance years and fall below market if performance is below average.

     Long-term performance share grant incentives are also based on meeting or exceeding financial performance and customer satisfaction goals. In 1998, long-term grants comprised 10% to 15% of an executive's position rate. These stock grants, which include dividend equivalents provided goals are met, are made for a three-year period. They are earned by meeting requirements for customer satisfaction as measured by outside surveys, annual growth in earnings per share, and total shareholder return in comparison with the Dow Jones Utility Index, as measured over the three-year period of the grant.

     The plan also includes non-qualified stock option grants that range (at face value) from 30% to 50% (for the CEO) of position salary rates. These vest over three years at the rate of 33-1/3% a year. The exercise price for options is the fair market value (list price on the New York Stock Exchange) on the date of the grant.

     In 1998, as it has done the previous two years, the Committee commissioned Towers Perrin, a national executive compensation consulting firm, to study and review executive compensation and determine whether the Company's plan was in line with current industry standards and practices. In 1997 Towers Perrin had recommended that as the industry deregulates, the Company gradually adjust its compensation practices and strategies to conform to general industry. The Towers Perrin study indicated that the Company has successfully transitioned its compensation strategy over the last year to include general industry pay practices as well as utility industry practices. Specifically, the Company's executive pay strategy calls for base salaries targeted to median utility industry levels for most executives. Utility industry standards are generally lower than general industry market rates. Certain positions, such as Vice President of Energy Marketing, Human Resources, and General Counsel are targeted to median general industry levels to capture the broader total market talent necessary to staff these positions. Annual incentives are based on general industry levels consistent with the strategy to transition to a more performance-oriented approach to incentive compensation. Long-term incentives are likewise targeted to general industry levels to provide a strong incentive to increase shareholder value.

     The 1998 Towers Perrin study concluded that the Company's base salaries were fully aligned with competitive levels at the 50th percentile. Similarly, Towers Perrin found that the Company's total cash compensation levels, including incentive pay were aligned within the median, or 50th percentile, of competitive levels for our industry. With respect to long-term incentives, Towers Perrin found that the Company's grants were somewhat below general industry medians. Because of the pending merger with Nevada Power Company, and the expectation that the compensation systems of the two companies will need to be consistent and fully integrated, the Company made no changes in the amounts of the Long-Term Incentive Plan grants for 1999.

     In 1998, overall performance exceeded the goals set by the Board of Directors. Customer satisfaction (which serves as a proxy for market share) is broken down into three broad categories: industrial, commercial, and residential. Customer satisfaction is measured by Market Strategies, Inc., an independent market research firm, on a scale of 1 to 10, with 10 being the highest score possible. In 1998, customer satisfaction was maintained or improved in all three categories. Overall financial performance for the Company was the best ever. Customer satisfaction combined with excellent financial results resulted in overall performance slightly in excess of 100% of the Committee's 1998 goal.

     December 31, 1998, marked the end of the third three-year measurement period (1996-1998) for the award of performance shares under the Company's long-term incentive program. Overall earnings per share grew an average of 8.6% per year over the three-year period, and total shareholder return over the same period put Sierra in the 72.8 percentile in the Dow Jones Utility Average.
Based on the terms of the plan approved by shareholders in 1994 and the specific three-year goals established by the Committee in 1996, management earned the maximum amount of shares available for grant in 1996.

     The officers and executives achieved these results while planning and preparing for the new merged company and while engaged in utility industry restructuring in two states and at the federal level. Significant operating achievements in 1998 include record transmission system reliability and availability, record transmission system revenues, further reductions in production costs, record off-system electric and gas sales, record low number of OSHA reportable accidents, continued improvements in staffing levels, and completion of the Alturas Project, which was fully energized and operational in December 1998. Significant financial achievement included record earnings per share, record net income, achieving total shareholder return of 5.1% for the year, continued maintenance of an A- bond rating, a 4.8% increase in dividends, and significant increases in revenues on a Company-wide basis. Other achievements included entering into the merger agreement with Nevada Power Company, and making significant progress in planning for the integration of the two companies which is expected to occur in the second or third quarter of 1999.


                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Under the Company's compensation plan, CEO compensation is based on the same guiding principles established for the executive group as a whole.

     The 1997 Towers Perrin study of the Company's compensation plan disclosed that the CEO's compensation was below the national median for chief executive officers of similarly situated companies. At that time Walter M. Higgins was CEO of the Company and his base salary was increased to the market median of $355,000 at the end of 1997, and took effect on January 1, 1998. Mr. Higgins resigned in January 1998 to accept the position of President and CEO of AGL Resources.

     It is the policy of the Board of Directors with respect to annual incentive compensation, and a requirement of the long-term incentive plan approved by shareholders in 1994, that no incentive award or performance shares be granted to a senior executive who resigns from the Company to take a position elsewhere. Therefore, Mr. Higgins received no incentive award or performance shares in 1998 for 1997 or 1998 performance.

     In the first quarter, the Board of Directors elected Malyn K. Malquist
Chairman, President and CEO of the Company.    Mr. Malquist previously served as
Senior Vice President, Distribution Services Group and Principal Operations Officer. Before that he served as Senior Vice President and Chief Financial Officer of the Company. In recognition of the fact that Mr. Malquist had no previous experience as CEO, the Board fixed his 1998 salary at 80% of the market median, or $280,000, and increased his target level annual and long-term incentive opportunities to the level previously established by the Committee for the CEO position.

     Mr. Malquist's performance over the course of the year was superior. He exceeded the earnings per share goal established for the Company, beat the capital expenditures budget and improved the Company's customer satisfaction results from the previous year's record high. Much of the effort, initiative and direction which resulted in the operational achievements discussed above in connection with executive performance were originally set in motion by Mr. Malquist during his tenure as principal operations officer which he carried forward as CEO, including reductions in production and hook-up costs, continued superior performance with respect to electric system and power plant reliability and availability. Finally, Mr. Malquist wasted no time in initiating the most significant strategic development in the Company's recent history, namely the proposed merger with Nevada Power. Under his leadership, the Company reached agreement with Nevada Power to merge the two companies on equal terms in April 1998 and obtained PUCN approval of the merger before the end of the year. Consistent with the Company's annual and long-term plans applicable to the executive group as a whole, the Board awarded Mr. Malquist all the performance shares earned under the terms of the plan adopted by shareholders in 1994 for the three-year cycle ended 1998. The Board also awarded Mr. Malquist an annual incentive award on the same basis and at the same percentage as was awarded to all the other executive officers as a group.

     Members of the Compensation and Organization Committee

     Theodore J. Day                    Richard N. Fulstone
     Harold P. Dayton, Jr.              Robert B. Whittington
     James R. Donnelley, Chair


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

     The Company has entered into severance agreements with certain key executives, including the individuals named in the Summary Compensation Table. These agreements provide that, upon termination of the executive's employment within twenty-four months following a change in control of the Company (as defined in the agreements) either (a) by the Company for reasons other than cause (as defined in the agreements), death or disability, or (b) by the executive for good reason (as defined in the agreement, including a diminution of responsibilities, compensation, or benefits (unless, with respect to reduction in salary or benefits, such reduction is applicable to all senior executives of the Company and the acquiror), the executive will receive certain payments and benefits. These severance payments and benefits include (i) a lump sum payment equal to three times the sum of the executive's base salary and target bonus, (ii) a lump sum payment equal to the present value of the benefits the executive would have received had he continued to participate in the Company's retirement plans for an additional three years (or, in the case of the Company's Supplemental Executive Retirement Plan only, the greater of three years or the period from the date of termination until the executive's early retirement date, as defined in such plan), and (iii) continuation of life, disability, accident, and health insurance benefits for a period of thirty-six (36) months immediately following termination of employment. Except for Mr. Malquist, the agreements also provide that if any compensation paid, or benefit provided, to the executive, whether or not pursuant to the change-in-control agreements, would be subject to the federal excise tax on "excess parachute payments," payments and benefits provided pursuant to the agreement will be cut back to the largest amount that would not be subject to such excise tax, if such cutback results in a higher after-tax payment to the executive. In the case of Mr. Malquist, the agreement provides that the Company will pay an additional amount sufficient to hold him harmless from such tax. The Board of Directors entered into these agreements in order to attract and retain excellent management, and to encourage and reinforce continued attention to the executives' assigned duties without distraction under circumstances arising from the possibility of a change in control of the Company. In entering into these agreements, the Board was advised by Towers Perrin, the national compensation and benefits consulting firm described above, and Skadden, Arps, Slate, Meagher & Flom, an independent outside law firm, to insure that the agreements entered into were in line with existing industry standards and provided benefits to management consistent with those standards.


CERTAIN BUSINESS RELATIONSHIPS

     The Company has entered into an agreement with a partner of Hale Day Gallagher Co., a real estate brokerage and investment company, to act as broker for the sale of a property owned by Lands of Sierra, Inc., a subsidiary of the Company. The eventual sale of the property will result in Hale Day Gallagher Co. receiving a standard brokerage commission not to exceed 5% of the selling price. Mr. T.J. Day, a partner of Hale Day Gallagher Co. and a Director of the Company, has no relationship with or interest in the transaction, will receive no part of the commission, and will receive no direct or indirect benefit from the transaction.

     Mr. Peterson, formerly a partner with the law firm of Woodburn and Wedge, became Senior Vice President and General Counsel for Sierra Pacific Resources in 1993. Woodburn and Wedge, which has performed legal services for Sierra Pacific Power Company since 1920 and for Sierra Pacific Resources and all its subsidiaries from their inception, continues to perform legal work for the Company. Mr. Peterson's spouse is an equity partner in the firm.

     Susan Oldham, a former employee of SPPC specializing in water resources law, planning and policy, accepted the Company's voluntary severance offering in December 1995. Ms. Oldham is the spouse of Steven C. Oldham, Vice President, Transmission Business Group and Strategic Development for Sierra Pacific Power Company. Ms. Oldham, a licensed attorney in Nevada and California, has continued to perform specialized legal services in the water resource area for the Company on a contract basis.


INDEBTEDNESS OF MANAGEMENT

     In April 1994, Mr. Malquist, Senior Vice President and Chief Financial Officer, received a $92,000 interest-free loan related to his employment arrangement with the Company. The loan is payable in four equal annual installments. Any installment due on any anniversary date on which Mr. Malquist is employed by the Company will be discharged by the Company in consideration for services rendered during the previous year.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     No selection or recommendation has been made for the independent public accountants for the 1999 audit. This selection will be made by the newly formed Audit Committee of the merged company.

     The Company's financial statements, and the financial statements of subsidiary companies for the year ended December 31, 1998, were audited by Deloitte & Touche. A representative of Deloitte and Touche will be present at the Annual Meeting to answer questions from stockholders and will have an opportunity to make a statement if desired.

     The Audit Committee has approved each professional service provided by Deloitte & Touche during 1998. Additionally, the Audit Committee considered the possible effect the performances of such services might have on the independence of the Company's independent accountants and concluded that the services performed have not impaired their independence. All professional services were provided by Deloitte & Touche at customary rates and terms.


                            DISCRETIONARY AUTHORITY

     The Company has no knowledge of any matters to be presented for action by the stockholders at the meeting other than as set forth herein. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.


                      DEADLINE FOR STOCKHOLDERS PROPOSALS

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received on or before December 3, 1999, for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to William E. Peterson, Secretary, Sierra Pacific Resources, P.O. Box 30150, Reno, NV 89520-3150.


                                 ANNUAL REPORT

     In order to exercise prudent judgment, Stockholders are invited to examine the financial statements contained in the Company's Annual Report for 1998, a copy of which has been mailed to all stockholders of record through the close of business on March 15, 1999.

SIERRA PACIFIC RESOURCES

                     This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Harold P. Dayton, Jr. and Malyn K. Malquist or either of them, each with full power of substitution, proxies to vote all shares of Common Stock of Sierra Pacific Resources which the undersigned may be entitled to vote at the Annual Meeting of the Stockholders to be held on May 17, 1999 and at any and all adjournments thereof:

1. TO ELECT THE MEMBERS OF THE BOARD OF DIRECTORS.

   For all nominees listed below                     Withhold authority to vote
   (except as written to the contrary below) [_]     for all nominees [_]


       Krestine M. Corbin       Theodore J. Day          Dennis E. Wheeler

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the space provided below.)

--------------------------------------------------------------------------------


2. WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



                          (CONTINUED FROM OTHER SIDE)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1.

                                      Please sign below exactly as your name
                                      appears on this card, including the
                                      title "Executor", "Trustee", etc., if
                                      the same is indicated. When stock is
                                      held by a corporation, this proxy should be executed by an authorized officer thereof.

                                      -----------------------------------------
                                      Signature


Dated: _______________ , 1999         -----------------------------------------
 Please mark, sign, date and          Signature if held jointly
 return the proxy card using
 the enclosed envelope.